Exhibit 10.3
THE TIMKEN COMPANY
Time-Based Restricted Stock Units Agreement
THIS TIME-BASED RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made by and between The Timken Company, an Ohio corporation (the “Company”), and the undersigned Grantee pursuant to The Timken Company 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time (the “Plan”), effective as of the Date of Grant, which is provided, along with additional grant details, on the secure web portal of the third-party vendor used by the Company for the administration of the Plan (such information is referred to herein as the “Grant Summary”). All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.
1.Grant and Payment of RSUs. Subject to the terms and conditions of the Plan and this Agreement, Grantee has been granted on the Date of Grant the number of Time-Based Restricted Stock Units specified in the Grant Summary (the “RSUs”). The RSUs will become payable if the applicable portion of the Restriction Period (as defined in Section 4(c)) lapses and Grantee’s right to receive payment for the RSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Sections 3 and 4 of this Agreement.
2.RSUs Not Transferrable. None of the RSUs nor any interest therein or in any Common Shares underlying such RSUs will be transferable other than by will or the laws of descent and distribution prior to payment.
3.Vesting of RSUs. Subject to Sections 4 and 5 of this Agreement, one-fourth (1/4) of the RSUs will Vest on each of the first four anniversaries of the Date of Grant (each date, a “Vesting Date”), provided that Grantee remains in the continuous employ of the Company or a Subsidiary on each such Vesting Date. For the purposes of this Agreement, the continuous employment of Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Grantee’s employment among the Company and its Subsidiaries.
4.Alternative Vesting of RSUs. Notwithstanding Section 3 of this Agreement, and subject to the payment provisions of Section 6 hereof, in the event of the circumstances described below, the RSUs will Vest as follows:
(a)Death or Permanent Disability: If Grantee dies or becomes Permanently Disabled (as defined below) while employed by the Company or any Subsidiary, then the RSUs will immediately Vest in full upon Grantee’s death or Permanent Disability. If Grantee dies or becomes Permanently Disabled during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), then the RSUs will immediately Vest in full upon Grantee’s death or Permanent Disability, except that if Section 4(e) applies, the RSUs will immediately Vest only to the extent that the RSUs would have become Vested during the severance period pursuant to Section 4(e). For purposes of this Agreement, “Permanently Disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company,

Exhibit 10.3
under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
(b)Retirement: If Grantee Retires (as defined below), then Grantee will continue to Vest in any RSUs that have not yet Vested as of Grantee’s Retirement in accordance with the vesting schedule described in Section 3 until the earlier of (i) the end of the Restriction Period (as defined in Section 4(c) below) and (ii) the occurrence of an event referenced in Section 4(a) or 4(c). For purposes of this Agreement, “Retire” or “Retirement” means: (A) Grantee’s voluntary termination of employment at or after age 62 or (B) Grantee’s termination of employment in accordance with applicable non-U.S. local law, if such non-U.S. law requires such termination to be treated as a retirement based on different criteria than those set forth in the preceding clause (A).
(c)Change in Control:
(i)Upon a Change in Control that occurs during the period that commences on the Date of Grant and ends on the fourth Vesting Date (such period, the “Restriction Period”) while Grantee is an employee of the Company or a Subsidiary, any RSUs that remain outstanding and have not yet Vested as of such Change in Control will immediately Vest in full, except to the extent that a Replacement Award for the RSUs is provided to Grantee. If Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), then, upon a Change in Control that occurs during the Restriction Period, any RSUs that remain outstanding and that have not yet Vested as of such Change in Control will immediately Vest in full, except that if Section 4(e) applies, the RSUs will Vest only to the extent that the RSUs would have become Vested during the severance period pursuant to Section 4(e).
(ii)For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of restricted stock units, (B) that has a value at least equal to the value of the RSUs, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences of the RSUs, (E) that Vests in full upon a termination of Grantee’s employment with the Company or the Successor for Good Reason by Grantee or without Cause (as defined in Section 4(e)) by the Company or the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the RSUs or Replacement Award failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

Exhibit 10.3
(iii)For purposes of Section 4(c)(ii), “Good Reason” means: a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason, Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.
(iv)If a Replacement Award is provided, (A) the terms of the Replacement Award will govern the Vesting and payment of the Replacement Award and (B) notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control.
(d)Divestiture: If Grantee’s employment with the Company or a Subsidiary terminates as the result of a Divestiture (as defined below), then Grantee will continue to Vest in any RSUs that remain outstanding and have not yet Vested at the time of termination in accordance with the vesting schedule described in Section 3 until the earlier of (i) the end of the Restriction Period and (ii) the occurrence of an event referenced in Section 4(a) or 4(c). For the purposes of this Agreement, the term “Divestiture” means a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
(e)Termination Without Cause: Subject to Section 8 hereof, if (i) Grantee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary other than for Cause (a “Termination Without Cause”) and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan or program of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee will continue to Vest in any RSUs that remain outstanding and have not yet Vested as of the Termination Without Cause in accordance with the vesting schedule described in Section 3 until the earlier of (A) the end of such severance period and (B) the occurrence of a circumstance referenced in Section 4(a) or 4(c).
For purposes of this Agreement, “Cause” means: (i) an intentional act of fraud, embezzlement or theft in connection with Grantee’s duties with the Company or a Subsidiary (or the Successor, if applicable); (ii) an intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary (or the Successor, if applicable); (iii) an intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company or a Subsidiary; (iv) the willful misconduct in the performance of Grantee’s duties to the Company or a Subsidiary (or the Successor, if applicable); or (v) gross negligence in the performance of Grantee’s

Exhibit 10.3
duties to the Company or a Subsidiary (or the Successor, if applicable). No act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Company or a Subsidiary (or the Successor, if applicable); provided, that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.
5.Forfeiture of RSUs. Any RSUs that have not Vested pursuant to Section 3 or 4 prior to the end of the Restriction Period will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, Grantee ceases to be an employee of the Company or a Subsidiary prior to the end of the Restriction Period for any reason other than as described in Section 4).
6.Form and Time of Payment of RSUs.
(a)General: Subject to Sections 5 and 6(b), payment for Vested RSUs will be made in cash or Common Shares (as determined by the Committee) within 10 days following the Vesting Dates specified in Section 3.
(b)Other Payment Events. Notwithstanding Section 6(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:
(i)Change in Control. Within 10 days of a Change in Control, Grantee will receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee); provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 6(a) or 6(b)(ii) as though such Change in Control had not occurred.
(ii)Death or Permanent Disability. Within 30 days of the date of Grantee’s death or the date Grantee becomes Permanently Disabled, Grantee will receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee).
7.Payment of Dividend Equivalents. With respect to each of the RSUs covered by this Agreement, Grantee shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per Common Share of any cash dividends declared by the Board on the outstanding Common Shares as if such RSUs were issued Common Shares during the period beginning on the Date of Grant and ending either on the date on which Grantee receives payment for the RSUs pursuant to Section 6 hereof or at the time when the RSUs are forfeited in accordance with Section 5 of this Agreement. These dividend equivalents will accumulate without interest and, subject to the terms and conditions of this Agreement, will be paid at the same time, to the same extent and in the same manner, in cash or Common Shares (as determined by the Committee) as the RSUs for which the dividend equivalents were credited.

Exhibit 10.3
8.Release Requirement. Notwithstanding any provision of this Agreement to the contrary, the RSUs will not Vest or become payable pursuant to Section 4(e) of this Agreement as a result of a Termination Without Cause or pursuant to Section 4(c)(ii)(E) of this Agreement as a result of a termination of employment for Good Reason by Grantee or without Cause by the Company or the Successor unless, to the extent permitted by applicable law, Grantee signs, does not revoke, and agrees to be bound by a general release of claims in a form provided by the Company or the Successor which release must be signed, and any applicable revocation period shall have expired within 30 or 60 days (as specified by the Company or the Successor at the time such release is provided) of Grantee’s termination of employment (such 30 day or 60 day period, as applicable, the “Review Period”). In the event such Review Period begins in one taxable year of Grantee, and ends in a second taxable year of Grantee, then to the extent necessary to avoid any penalties or additional taxes under Section 409A of the Code, no payment shall be made before the second taxable year.
9.Clawback; Detrimental Activity and Recapture.
(a)(a)    Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and that applicable terms of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. By accepting this award under the Plan and pursuant to this Agreement, Grantee consents to be bound by the terms of the Compensation Recovery Policy, to the extent applicable to Grantee, and agrees and acknowledges to fully cooperate with and assist the Company in connection with any of Grantee’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)    Notwithstanding anything in this Agreement to the contrary, including the terms of the Compensation Recovery Policy referenced in Section 9(a) of this Agreement, nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any

Exhibit 10.3
investigation or proceeding by any governmental authorities regarding possible legal violations.
10.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any such law.
11.Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the number of RSUs or kind of shares of stock or other securities underlying the RSUs covered by this Agreement, and other terms and provisions, that the Committee shall determine is equitably required to prevent any dilution or enlargement of Grantee’s rights under this Agreement that otherwise would result from any (a) extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Sections 11(a) or 11(b) hereof. Moreover, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration (including cash), if any, as the Committee shall determine in good faith to be equitable under the circumstances.
12.Withholding Taxes. To the extent that the Company or a Subsidiary is required to withhold federal, state, local, employment, or foreign taxes or other amounts, or, to the extent permitted under Section 409A of the Code, any other applicable taxes, in connection with Grantee’s right to receive Common Shares under this Agreement (regardless of whether Grantee is entitled to the delivery of any Common Shares at that time), and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any Common Shares or any other benefit provided for under this Agreement that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Grantee may satisfy such tax obligation by paying the Company cash via personal check. Alternatively, Grantee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the Common Shares provided for under this Agreement or by Grantee’s surrender of a portion of the Common Shares that Grantee has owned. If an election is made to satisfy Grantee’s tax obligation with the release or surrender of Common Shares, the Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Grantee’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 12 exceed the maximum amount of taxes that could be required to be withheld.
13.Right to Terminate Employment. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.
14.Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the

Exhibit 10.3
amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
15.Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that, subject to the terms of the Plan, no amendment will materially impair the rights of Grantee with respect to the RSUs without Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Grantee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code, Section 10D of the Exchange Act, or other applicable law.
16.Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.
17.Choice of Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio. Grantee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Grantee based on or arising out of this Agreement and Grantee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Grantee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
18.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
19.Non-U.S. Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Date of Grant, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.
[SIGNATURES ON THE FOLLOWING PAGE]

Exhibit 10.3
The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the award of RSUs covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee
Date:
This Agreement is executed by the Company on this ____ day of __________, 20__.
The Timken Company
By ___________________________________
Name:
Title: